                  BUSINESS CONSULTANT AND MANAGEMENT AGREEMENT

     THIS AGREEMENT (the "Agreement") is made effective as of June 13, 2000, by and between Oryx Ventures, LLC a California limited liability company ("Consultant"), and Lots Technology, a California corporation (the "Corporation").

                                R E C I T A L S :
                                - - - - - - - -

     A. The Corporation is presently in the process of reorganizing and improving its operations;

     B. It is the desire of the Corporation to engage the services of Consultant in connection with certain strategic advisory services;

     C. It is the desire of Consultant to consult with the Board of Directors and the officers of the Corporation and to undertake for the Corporation certain strategic consulting activities with respect to the direction of the Company's operations and financial affairs.

     NOW, THEREFORE, for good and valuable consideration and intending to be legally bound, the parties hereto agree as follows:

     1. Term of Agreement. The respective duties and obligations of the parties hereto shall commence effective May 1, 2000 and shall continue for a period of two (2) years thereafter. At least thirty (30) days prior to the expiration of the term of this Agreement (or of any renewal term) the parties shall negotiate in good faith to extend the term of this engagement, if further consulting services are needed.

     2. Consultation. Consultant shall make its designated employees and agents available to consult with the Board of Directors, the officers of the Corporation, and other Corporation employees, at reasonable times, concerning certain strategic business matters, including, but not limited to: (i) executive recruiting, (ii) business development and strategic marketing, (iii) debt and/or equity financing strategies.

     3. Consultant an Independent Contractor. The Corporation agrees that in performing Consultant's duties and obligations under this Agreement, Consultant and all employees and other agents of Consultant shall be deemed to be independent contractors and not employees of the Corporation. The Corporation and Consultant agree that, in all cases, Consultant and its employees and other agents are, with respect to the Corporation, free to choose the manner, means and timing of their performance, and are not employees of the Corporation within the meaning of Section 3401(c) of the Internal Revenue Code of 1986, as amended, and Treasury Regulations Section 31.3401(c)-1 The Corporation shall not withhold any taxes or other payroll deductions from any compensation payable to Consultant under this Agreement and shall indemnify Consultant and hold it harmless from any losses, penalties, taxes, interest, attorneys' fees, costs and other expenses resulting from any claims for the amount of any payroll and income withholding taxes with respect to compensation paid to Consultant and the failure to account for, withhold and pay over any such taxes. Consultant warrants that amounts paid by it to its employees in connection with services rendered under this Agreement will have appropriate payroll and income taxes withheld from them.

     4. Employment of Certified Public Accountants. It is understood and agreed by the parties hereto that the services to be performed by Consultant do not include the auditing of the books of the Corporation, the preparing of any financial statements, the preparing of any tax returns or other documents required to be prepared by any governmental body having jurisdiction to tax, or any other acts or services normally performed by certified public accountants. Consultant may, at the request of the Corporation, engage, hire, retain, and employ, in the name and for the account of the Corporation, one or more, or a firm of, certified public accountants to perform for the Corporation the services denoted above in this paragraph.

     5. Employment of Assistants. If it is reasonably necessary for Consultant to have the aid of assistants or the services of other persons, companies, or firms in order to properly perform the duties and obligations required of Consultant under this Agreement, Consultant may, upon approval of the Corporation, which approval will not be unreasonably withheld, from time to time, employ, engage, or retain the same. The cost to Consultant for said services shall be chargeable to the Corporation, and the Corporation shall reimburse and pay over to Consultant said costs on demand.

     6. Limited Liability. With regard to the services to be performed by Consultant pursuant to the terms of this agreement, Consultant shall not be liable to the Corporation, or to anyone who may claim any right due to Consultant's relationship with the Corporation, for any acts or omissions in the performance of said services on the part of Consultant or on the part of the agents or employees of Consultant; except when said acts or omissions of Consultant are due to willful misconduct and under circumstances in which indemnity is expressly prohibited by applicable law. The Corporation shall indemnify Consultant and hold it free and harmless from any and all obligations, liabilities, costs, claims, actions, judgments, attorneys' fees, and attachments arising from or growing out of any matter or transaction occurring prior to the date of this Agreement and arising from or growing out of the services rendered by Consultant to the Corporation pursuant to the terms of this Agreement or in any way connected with the rendering of said services, except when the same shall arise due to the willful misconduct of Consultant, and under circumstances in which indemnity is expressly prohibited by applicable law.

     7. Compensation. Upon execution of this Agreement, and subject to compliance with applicable federal and state securities laws, the Corporation shall issue Consultant a option, substantially in the form of Exhibit A, attached hereto, to purchase a number of shares of the Corporation's Common Stock equal to 333,000 shares of its Common Stock outstanding at a purchase price of one dollar and fifty ($1.50) per share. Such option shall vest monthly over a one-year period beginning at the commencement of this Agreement and shall be exercisable for a term of five years. The term and vesting of such option shall not be affected by any termination of this Agreement, except termination of this Agreement by the Corporation for "good cause," as defined in Section 8 would affect vesting.

     8. Termination; Suspension of Performance. Consultant may suspend its performance under this Agreement at any time if the Corporation has not provided compensation in accordance with the terms of Paragraph 7 hereof. Either party may terminate this Agreement following a material breach by the other party and fifteen (15) days written notice, if the breach remains uncured after the expiration of said 15-day period. Upon thirty (30) days written notice the Corporation may terminate this Agreement for "good cause," which, for purposes of this Agreement, shall be defined as willful misconduct or gross negligence in the performance of Consultant's duties under this Agreement.

     9. Term of Service. Consultant shall devote up to 100 man-days of work, over the two-year term of this Agreement, to the affairs of the Corporation, principally through the services of Philip Micciche, Lawrence Hart and/or other executives of Oryx Ventures. Anything contained in this Agreement to the contrary notwithstanding, Consultant shall devote only so much time, in excess of four (4) man-days per month, to the affairs of the Corporation as it, in its sole judgment, deems necessary; and Consultant may represent, perform services for, and be employed by, any additional clients, persons, or companies as Consultant, in its sole discretion, sees fit.

     10. Expenses. In addition to the compensation specified in Section 7 the Corporation will pay reasonable out-of-pocket expenses incurred by Consultant in the furtherance of or in connection with the performance of the consulting services hereunder.

     11. Confidential Information.

     (a) For purposes of this Section 11, the term "Confidential Information" shall mean all information developed by or disclosed or made available to Consultant, its employees or representatives, in connection with the performance by Consultant of the consulting services hereunder which the Company protects against unrestricted disclosure to others and which: (i) if in written or other tangible form, is clearly designated as "Confidential"; and (ii) if disclosed orally, is reduced to a writing designating such information as "Confidential" which is delivered to Consultant promptly following such oral disclosure. By way of illustration, but not limitation, Confidential Information may include inventions, concepts, designs, structures, formulas, techniques, processes, circuits, market data, customer lists, call lists and suppliers.

     (b) Consultant agrees, with respect to any Confidential Information developed by or disclosed to it hereunder: (i) to use such Confidential Information only for the purposes of performing the consulting services hereunder; (ii) to use the same methods and degree of care to prevent disclosure of such Confidential Information as it uses to prevent disclosure of its own proprietary and confidential information; (iii) to disclose the Confidential Information to its employees only on a need-to-know basis and not to disclose any Confidential Information to any third party without the prior written consent of the Company; and (iv) to return any Confidential Information in any tangible form to the Company at the request of the Company and to retain no copies or reproductions thereof.

     (c) Consultant shall not be obligated to treat information as Confidential Information if such information: (i) was rightfully in Consultant's possession or was rightfully known to Consultant prior to receipt from the Company; (ii) is or becomes publicly known without the fault of Consultant; (iii) is or becomes rightfully available to Consultant without confidential restriction from a source not bound by a confidentiality obligation to the Company; (iv) is independently developed by Consultant without use of the Confidential Information disclosed hereunder; provided, however, that the burden of proof of such independent development shall be upon Consultant; or (v) is required to be disclosed pursuant to court or government action; provided, however, that Consultant gives the Company reasonable prior notice of disclosure pursuant to such court or government action and, upon the request of the Company, the Consultant shall cooperate in contesting such disclosure.

     12. Miscellaneous.

     (a) Relationship of Parties. Consultant shall at all times during the performance of its services hereunder be an independent contractor, maintaining sole and exclusive control over its business and operations. At no time will either party hold itself out to be the agent, employee, lessee, sublessee, partner, or joint venturer of the other party. Neither party hereto shall have the express or implied right or authority to assume or create any obligation on behalf of or in the name of the other party, or to bind the other party in regard to any contract, agreement or undertaking with any third party.

     (b) Entire Agreement. This Agreement, together with the exhibits attached hereto, constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior, written or oral negotiations, representations or agreements. No modification of this Agreement shall be binding on either party unless it is in writing and signed by both parties.

     (c) Severability. The provisions of this Agreement are severable, and if one or more provisions are judicially determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions or portions of this Agreement shall nevertheless be binding on and enforceable by and between the parties hereto.

     (d) Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided, however, that Consultant shall not transfer or assign this Agreement without prior written consent of the Corporation.

     (e) Governing Law. The rights and obligations of the parties to this Agreement shall be governed by and construed in accordance with the laws of the State of California.

     (f) Headings. Section headings are for convenience of reference only and shall not be considered in the interpretation of this Agreement.

     (g) Unavoidable Delays. Either party shall be excused for any delays or defaults in the performance of this Agreement (except the payment of amounts due and payable hereunder) unavoidably caused by the act of the other, the act of any agent of the other, the act of any governmental authority, acts of God, the elements, war, litigation, strikes, walkouts, or any other cause beyond its reasonable control. Each party shall use all reasonable diligence to avoid any such delay or default and to resume performance under this Agreement as soon as practicable after such delay or default.

     (h) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery or on the day sent by facsimile transmission if a true and correct copy is sent the same day by first class mail, postage prepaid, or by dispatch by an internationally recognized express courier service, and in each case addressed as follows:

     To Consultant:                     ORYX Ventures, LLC
                                        1100 Auburn Street
                                        Fremont, California 94538
                                        Attention: Lawrence Hart

     To the Corporation:                LOTS Technology, Inc.
                                        1274 Geneva Drive
                                        Sunnyvale, CA 94089
                                        Attention: W.S. Oakley

     IN WITNESS WHEREOF, the parties have executed this Agreement at Fremont, California on the day and year first above mentioned.

                                        THE CORPORATION:

                                        LOTS Technology, Inc.

                                        By: /s/ W.S. Oakley
                                            ---------------------

                                        Its: President
                                            ---------------------


                                        CONSULTANT:

                                        ORYX Ventures, LLC

                                        By: /s/ Lawrence C Hart
                                            ---------------------

                                        Its: Partner
                                            ---------------------